EXHIBIT 24



CONSENT OF INDEPENDENT AUDITORS





We consent to the incorporation by reference in the following: (i) Post Effective Amendment No. 1 to Registration Statement No. 2-69135 on Form S-8, filed February 17, 1982; (ii) Registration Statement No. 2-92404 on Form S-8, filed July 26, 1984; (iii) Registration Statement No. 2-96593 on Form S-8, filed March 22, 1985; (iv) Registration Statement No. 33-38790 on Form S-8 filed February 1, 1991; and (v) Registration Statement No. 33-41007 on Form S-8 filed June 7, 1991 of GATX Corporation, of our report dated January 25, 1994 with respect to the consolidated financial statements and schedules of GATX Corporation included and/or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1993.


                                            ERNST & YOUNG




Chicago, Illinois
March 18, 1994































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